Exhibit 99.1

Amedica Announces Closing of $12.7 Million Public Offering and Full Exercise of Over-Allotment Option

Total Debt Principal Balance Decreased to $10 Million

SALT LAKE CITY, July 8, 2016 – Amedica Corporation (NASDAQ: AMDA), a company that develops and commercializes silicon nitride ceramics, today announced it has closed the underwritten public offering of $12.7 million at a price to the public of $1.00 per unit of one share and one warrant, which included the exercise in full of the underwriters' over-allotment option to purchase additional shares and warrants.

Amedica issued a total of 3,608,000 Class A units, each comprised of one share of common stock and one warrant to purchase one share of common stock and 7,392 Class B units, each comprised of one share of preferred stock convertible into 1,000 shares of common stock and warrants to purchase 1,000 shares of common stock. In total, Amedica issued 3,608,000 shares of common stock, 7,392 shares of preferred stock convertible into 7,392,000 shares of common stock, and warrants to purchase 11,000,000 shares of common stock. Additionally, the underwriters have exercised their option to purchase 1,650,000 additional shares of common stock and warrants to purchase up to an additional 1,650,000 shares of common stock at the public offering price per share and warrant less the underwriting discounts and commissions.

Gross proceeds to Amedica were approximately $12.7 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by Amedica. The conversion price of the preferred stock issued in the transaction as well as the exercise price of the warrants are fixed priced and do not contain any variable pricing features nor any price based anti-dilutive features. The preferred stock issued in this transaction includes a beneficial ownership blocker but has no dividend rights (except to extent dividends are also paid on the common stock), liquidation preference or other preferences over common stock. The securities comprising the units are immediately separable and will be issued separately.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSEMKT: LTS), and Maxim Group LLC acted as joint book-running managers in connection with the offering.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-211520), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on July 1, 2016. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Amedica Corporation

Amedica is focused on the development and application of interbody implants manufactured with medical-grade silicon nitride ceramic. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty as well as dental applications. The Company’s products are manufactured in its ISO 13485 certified manufacturing facility and through its partnership with Kyocera, one of the world’s largest ceramic manufacturers. Amedica’s FDA-cleared and CE-marked spine products are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM and private label partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. These statements and similar statements are subject to risks and uncertainties. Additional factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 23, 2016, and in Amedica’s other filings with the SEC. Amedica disclaims any obligation to update any forward-looking statements.

Contacts:

Mike Houston

VP, Commercialization

801-839-3534

IR@amedica.com